Center Bancorp, Inc. Establishes Additional First Quarter Provision

UNION, N.J., April 7, 2009 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), the parent company for Union Center National Bank ("UCNB"), today announced that for the first quarter of 2009, it intends to establish a loan loss provision of $1.4 million, which covers a charge-off of approximately $900,000 in connection with a $4.9 million commercial real estate construction project of industrial warehouses, that it has recently downgraded to non-accrual status, in addition to an increase of $521,000 in the level of the allowance for loan losses. The loan amount was included as other "potential problem loans" in Center Bancorp's annual report on Form 10-K for the year ended December 31, 2008.

Anthony Weagley, President and Chief Executive Officer of Center Bancorp, Inc. stated: "While overall credit quality in the Bank's portfolio remains high, continued economic weakness has impacted several potential problem loans in the portfolio. Our aggressive efforts to address credit quality issues in this stressed economic environment continue. In light of the adverse economic circumstances, management has deemed it prudent to increase the level of the allowance for loan losses to 1.00% of total loans from the level of 0.92% at December 31, 2008. Historically, we have managed to resolve delinquency issues in a manner that protected the Corporation. With respect to the industrial warehouse project, we are currently working with the borrowers and the participating bank that is involved with the project, in an effort to sell or lease the remaining industrial warehouse units. Proceeds from the current units under contract, as well as the remaining units, will be used to make further principal reductions to our loan."

Mr. Weagley added: "At March 31, 2009, the Corporation expects non-performing assets to amount to $9.1 million (up from $4.7 million at December 31, 2008), including OREO of $4.4 million (as compared to $3.9 million at December 31, 2008). The increase in the OREO balance in the first quarter was related to the construction costs incurred in completing the project to date. The non-performing assets are principally comprised of two matters; the above noted construction project and the previously disclosed residential condominium project that was taken into OREO in the fourth quarter of 2008. The Corporation is near completion of that project and has elected to begin to rent the units. We expect the total provision and total net charge-offs for the first quarter of 2009 to be $1.4 million and $906,000, respectively.

Earnings for the first quarter will be further impacted by the substantial increase in FDIC insurance assessments previously announced. FDIC insurance assessments amounted to $365,000 for the first quarter of 2009, for an increase of $345,000 or 1,725% over the comparable period in 2008. Center Bancorp estimates that the impact of the additional loan loss provision and the increased FDIC insurance assessment will be to reduce first quarter earnings per share by approximately $0.08 per fully diluted common share to approximately $0.05 per fully diluted common share, subject to final adjustments for the first quarter.

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. UCNB focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

UCNB, through its Private Banking Division, which includes its wholly owned subsidiary, Center Financial Group LLC, provides private banking and wealth management financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust services, elder care and benefit plan administration. Center Bancorp additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

UCNB currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. UCNB also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations and the Boys and Girls Club of Union.

While UCNB's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded into northern and central New Jersey. At December 31, 2008, on a consolidated basis, Center Bancorp had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $689.7 million and stockholders' equity of $81.7 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the precise amount of the loan loss provision and charge-offs to be recorded for the first quarter of 2009, the future outcomes associated with the industrial condominium project referenced herein, total non-performing asset and OREO levels to be reflected on the Corporation's books as of March 31, 2009, the impact of the additional loan loss provision and increased FDIC assessment on earnings per share for the first quarter of 2009 and the anticipated amount of the Corporation's net earnings per share for the first quarter of 2009) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:	Center Bancorp, Inc.
Anthony C. Weagley, President & Chief Executive Officer
Investor Relations
Joseph Gangemi
(908) 206-2886